EXHIBIT 99.1

CONTACTS:

Gary A. Harmon

Chief Financial Officer

(706) 876-5851

gary.harmon@dixiegroup.com

THE DIXIE GROUP'S THIRD QUARTER EARNINGS

EXPECTED TO DECLINE BELOW ANALYST ESTIMATES

CHATTANOOGA, Tenn. (October  9, 2008) -- The Dixie Group, Inc. (NASDAQ:DXYN) today announced that its earnings for the third quarter ended September 27, 2008, will be adversely affected by continuing weakness in the sales of new and existing homes and deteriorating credit conditions.  In response to the difficult economic environment, the Company has developed cost-reduction initiatives that will begin to be implemented during the fourth fiscal quarter of 2008 to better utilize its facilities and reduce costs.

"We are disappointed that residential carpet markets have continued to weaken and commercial carpet sales have declined faster than anticipated," commented Dan K. Frierson, chairman and chief executive officer.  "As a result, we expect to report a loss from continuing operations for the third quarter, which will result in earnings well below current analyst estimates.

"The cost reduction initiatives include consolidating our carpet tufting operations in Eton, Georgia, into our tufting, dyeing and finishing facility in Atmore, Alabama, and consolidating our California tufting and custom rug operation into our West Coast dyeing and finishing facility.  We are in the process of quantifying the costs of completing these consolidations.  Although the costs of these consolidations will have a negative impact on results until they are completed in the first quarter of next year, these actions should reduce ongoing fixed costs, improve operating efficiencies in both our East Coast and West Coast operations, and significantly improve our operating results, with only a slight, if any, impact on our production capacity and flexibility.

“We are also in the process of evaluating our entire organization to determine what additional expenses can be reduced or eliminated, without compromising our ability to grow or affecting our leadership position in high-end markets.  Our total employment was reduced by approximately 9% in the second quarter of this year.  The anticipated effect of the facility consolidations and other contemplated organizational changes should reduce total employment by an additional 5% to 7%.

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DXYN Third Quarter Results Expected to Decline

October 9, 2008

“These initiatives, higher selling prices which should be fully in place by the fourth quarter of this year, and some decreases in raw material costs are expected to return our operations to profitable levels and position us to take full advantage of improvement in industry conditions when they occur.”

During the third quarter of this year the Company purchased 45,678 shares of its Common Stock at an average price of $7.7231 per share, pursuant to the Company’s previously authorized stock repurchase program.  To maintain a conservative capital structure during this period of uncertainty, the Company discontinued its 10b-18 Common Stock repurchase plan.  Additional repurchases of the Company’s Common Stock may be made based on management’s review of developing economic conditions.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets and Dixie Home brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Such factors include the levels of demand for the products produced by the Company.  Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations.  Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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